Exhibit 10.2

T E R M    L O A N    A G R E E M E N T

This Term Loan Agreement (this “Agreement”) is made as of March 28, 2008 between California Steel Industries, Inc., a corporation formed under the laws of Delaware (the “Borrower”), and The Bank of Tokyo-Mitsubishi UFJ, Ltd., a Japanese banking corporation acting through its Los Angeles Branch (the “Bank”).

WHEREAS, the Borrower has requested the Bank to make a Loan to the Borrower in the maximum principal amount of $40,000,000.

WHEREAS, in consideration of the representations, warranties, covenants and agreements of the Borrower set forth herein and in the other Loan Documents, the Bank is willing to make such a loan on the terms and subject to the conditions of set forth in this Agreement.

NOW, Therefore, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. INTERPRETATION AND DEFINITIONS

Section 1.1 Definitions. The following terms are used in this Agreement with the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Alternate Rate” has the meaning set forth in Section 2.5

“Business Day” means any day other than a day (i) which is a Saturday or a Sunday, (ii) on which commercial banks are not required or authorized to remain open for the regular transaction of international and domestic business in the City of New York, New York or in London, Great Britain.

“Closing Date” means April 1, 2008.

“Debt” of any Person means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a), (b), (c) or (d) above and (f) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.”

“Default” means any Event of Default, event or circumstances that would, with the giving of any requisite notice and the passage of any requisite period of time, it is not cured or remedied, constitute an Event of Default.

“Environmental Laws” mean the Comprehensive Environmental Response Compensation and Recovery Act, the Hazardous Materials Transportation Act, the Resources Conservation and Recovery Act, the Federal Water Pollution Act, the Toxic Substance Control Act, and the Occupational Safety and Health Act, as such laws have been amended or supplemented, and any Federal state or local statute, ordinance, rule, or regulation concerning the environment in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended form time to time.

“Event of Default” has the meaning set forth in Section 6.1.

“Governmental Action” means any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Person.

“Governmental Person” means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof or any governmental, quasi-governmental, judicial, public or regulatory instrumentality, authority, body or entity, including the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank and any comparable authority.

“Governmental Rule” means any treaty, law, rule, regulation, ordinance, order, code, judgment, decree, directive, interpretation, request, guideline, policy or similar form of decision of any Governmental Person, including, without limitation, Environmental Laws and ERISA.

“Interest Period” means (a) initially, the period commencing on the Closing Date and ending on July 1, 2008; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the 1st day of the month of the next succeeding three months period (that is, the 1st day of every October, January, April, and July, until the Maturity Date); provided, that, the last Interest Period hereunder shall end on the Maturity Date.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan” has the meaning set forth in Section 2.1.

“Loan Documents” means this Agreement, the Note, and each other document, agreement, instrument or certificate delivered by or on behalf of the Borrower in connection with the transaction contemplated by this Agreement and each of the other Loan Documents.

“Maturity Date” means April 2, 2013.

“Note” has the meaning set forth in Section 2.9.

“Person” means an individual, a corporation, a partnership, an association, a trust, or any other entity or organization, including any Governmental Person.

“Prime Rate” means the variable rate of interest per annum established by the Bank at its Los Angeles Branch from time to time as its United States “prime rate.” The Bank sets such “prime rate” as a general reference rate of interest, taking into account such factors as the Bank may deem appropriate.

“Senior Credit Facility” means the line of credit extended to Borrower pursuant to that certain Senior Secured Revolving Credit Agreement dated September 29, 2005, in which Bank is a participating lender.

Section 1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, on a basis consistent with the financial statements of the Borrower delivered to the Bank pursuant to Section 4.5.

Section 1.3 Interpretation. In this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” are deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), recitals, exhibits, annexes or schedules are to those of this Agreement unless otherwise indicated; references to agreements and other contractual instruments are deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and references to Persons include their respective permitted successors and assigns.

ARTICLE 2. THE LOAN

Section 2.1 Loan. Subject to the terms and conditions contained in this Agreement, the Bank agrees to make available to the Borrower on the Closing Date, and the Borrower will borrow from the Bank on the Closing Date, a term loan in the amount of Forty Million United States Dollars ($40,000,000.00) (the “Loan”) in one disbursement. The Loan is not a “revolving” loan, and therefore the Borrower may not reborrow monies previously borrowed, prepaid or repaid hereunder.

Section 2.2 Interest. Unless the Alternate Rate applies, the Loan shall bear interest on the outstanding principal amount thereof (a) from the Closing Date until April 1, 2010 at the rate of 3.38%; and (b) thereafter until the Maturity Date at the rate of 3.58%. Accrued interest shall be due and payable at the end of each Interest Period and when the outstanding balance of the Loan shall be due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise). If interest is not paid as they come due, it shall be added to the principal, shall become and be treated as a part thereof, and shall thereafter bear like interest.

Section 2.3 Repayments. The Borrower shall repay the principal in sixteen consecutive equal installments of Two Million Five Hundred Thousand United States Dollars ($2,500,000.00) per installment commencing on July 1, 2009 and continuing on the last day of each subsequent Interest Period; any remaining principal shall be due on the Maturity Date. The Borrower shall pay any other obligation under this Agreement, Note and any other Loan Document as they come due, but in no case later than the Maturity Date.

Section 2.4 Prepayment. Subject to Section 2.10, the Borrower may, on any Business Day upon at least ten (10) Business Days prior written notice to the Bank stating the proposed date and principal amount of the prepayment, and if such notice is given the Borrower will on such proposed date, prepay the Loan in whole, or in part in the aggregate amount stated in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid: provided, however, that each partial prepayment of the Loan shall be in an integral multiple of $100,000.

Section 2.5 Overdue Payments. Overdue principal of the Loan and any other amount payable by the Borrower hereunder that is overdue shall bear interest (to the extent permitted by law), payable on demand, for the actual number of days elapsed until paid, inclusive of the date on which such amount is due and exclusive of the date on which such amount is paid in full, at the rate per annum (the “Alternate Rate”) equal to the sum of the Prime Rate in effect from time to time plus two percent (Prime + 2.0%).

Section 2.6 Other Payment Terms. All payments required to be made by the Borrower under this Agreement shall be made not later than 12:00 noon, Los Angeles time, on the day when due, in immediately available funds in lawful money of the United States of America, without setoff or counterclaim, free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, to the account of the Bank from time to time designated to the Borrower. The Borrower hereby authorizes, but does not require, the Bank, if and to the extent that any payment owed to the Bank is not made when due hereunder, to charge from time to time against any or all of the accounts the Borrower maintains with any branch or office of the Bank or its Affiliates located within the United States of America, any amount so due.

Section 2.7 Computations. All computations of interest with respect to the Loan shall be made by the Bank on the basis of a year of 360 days, for the actual number of days elapsed (including the first day but excluding the last day) in the period in question. Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.8 Payment on Non-Business Days. Whenever any payment to the Bank under this Agreement shall be due (otherwise than by reason of acceleration) on a day that is not a Business Day, the date of payment thereof shall be the immediately succeeding Business Day; provided, that, if such immediately succeeding Business Day shall fall in the next calendar month, then the date of payment thereof shall be the immediately preceding Business Day; any amendment of time shall be included in the computation of interest.

Section 2.9 Evidence of Debt. The indebtedness of the Borrower resulting from the Loan shall be evidenced by a Promissory Note of the Borrower substantially in the form of Exhibit A (the “Note”).

Section 2.10 Funding Losses. In the event of any prepayment of the Loan by the Borrower pursuant to Section 2.4, acceleration pursuant to Section 6.1 or other early repayment of the Loan, the Borrower shall reimburse the Bank on demand for any breakage costs, losses or expenses incurred by the Bank resulting from the reemployment of funds, as set forth in a certificate furnished by the Bank to the Borrower as to the amount of such costs, losses or expenses. Such certificate shall be conclusive evidence of the amount of such costs, losses or expenses, absent manifest error. At the election of the Bank, and without limiting the generality of the foregoing, but without duplication, such compensation on account of losses may include an amount equal to the excess of (i) the interest, excluding the margin charged to the Borrower, that would have been received from the Borrower hereunder to be reemployed during an Interest Period or its remaining portion over (ii) the interest component, excluding any applicable margin, of the return that the Bank determines it could have obtained had it placed such amount on deposit in the interbank market selected by it for a period equal to such Interest Period or its remaining portion.

Section 2.11 Increased Costs. If, due to either (a) the imposition of or any change in or in the interpretation (by any Governmental Person charged with the administration thereof) of any Governmental Rule or (b) the compliance by the Bank with any Governmental Rule (whether or not having the force of law) on or after the date hereof, there shall be any increase in the cost to the Bank of agreeing to make, making, funding or maintaining the Loan, then the Borrower shall from time to time, upon written demand by the Bank, pay to the Bank additional amounts sufficient to reimburse the Bank for such increased costs. Such demand shall be accompanied by a certificate of a duly authorized officer of the Bank as to the amount of such increased cost and the basis therefor, and such certificate shall be conclusive and binding for all purposes, absent manifest error. The Bank shall give written notice to the Borrower of any event that will result in any such increased cost, as promptly as practicable after it obtains knowledge thereof and determines to request reimbursement of such increased cost.

ARTICLE 3. CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent. Receipt of the following by the Bank on or before the Closing Date, in form and substance satisfactory thereto, comprise conditions precedent to the obligation of the Bank to make the Loan pursuant to the terms hereof:

(a)	this Agreement and the Note, duly executed by the Borrower;

(b)	the other Loan Documents, duly executed by the Borrower, as applicable;

(c)	evidence of the Borrower’s authority to execute, deliver and perform this Agreement and to borrow the Loan from the Bank hereunder; (d) a certificate of the Borrower as to the signature and incumbency of the officers of the Borrower executing this Agreement, the Note and the other Loan Documents; and

(e)	such other approvals and documents as the Bank may reasonably request.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank as set forth below.

Section 4.1 Formation and Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 4.2 Authority. The execution, delivery and performance by the Borrower of the Loan Documents to which it is or is to be a party is within the Borrower’s organizational powers, have been duly authorized by all necessary organizational action, and do not contravene (a) the Borrower’s charter documents or Article of Incorporation or (b) any Governmental Rule or contractual restriction binding on or affecting the Borrower.

Section 4.3 Governmental Action. All authorizations, consents, approvals, registrations, exemptions and licenses with or from governmental authorities which are necessary for the borrowing, the execution and delivery of this Agreement and other Loan Documents and the performance by the Borrower of its obligations hereunder and thereunder have been effected or obtained and are in full force and effect.

Section 4.4 Binding Effect. This Agreement, the Note and other Loan Documents constitute a valid and binding obligation of the Borrower.

Section 4.5 Financial Statements. The audited balance sheet of the Borrower and its subsidiaries as of December 31, 2007, and the related statements of operations and retained earnings for the fiscal period then ended, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower and its subsidiaries as of such date and the results of the operations of the Borrower and its subsidiaries for the fiscal period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 2007, there has been no material adverse change in such condition or operations.

Section 4.6 Litigation. There is no pending or (to the knowledge of the Borrower) threatened action or proceeding affecting the Borrower or any of its subsidiaries before any Governmental Person or arbitrator that may materially and adversely affect the financial condition or operations of the Borrower or any of its subsidiaries.

Section 4.7 No Default. Neither the Borrower nor any subsidiary thereof is in default in the payment or performance of any of its other obligations to the extent that such default would materially and adversely affect the financial condition or operations of the Borrower or any of its subsidiaries, and no event of default or other event that, with the giving of notice or the lapse of time (or both), would constitute an event of default has occurred and is continuing under any instrument or document evidencing any such obligation.

Section 4.8 Taxes. The Borrower, and each subsidiary thereof, has filed all United States federal income tax returns and all other material tax returns that are required to be filed by it. No tax liens have been filed, and to the knowledge of the Borrower no claims are being asserted, with respect to any such taxes, which would materially and adversely affect the financial condition or operations of the Borrower or any of its subsidiaries.

Section 4.9 Disclosure. All financial statements, documents, certificates and other written communications delivered to the Bank concerning the Loan or required by this Agreement fairly present in all material respects the information necessary for the Bank to have knowledge of their subject matter, and they do not contain any untrue statement of a material fact or omit any material fact necessary to make the same not misleading.

Section 4.10 Compliance with Government Rules. The Borrower is currently in compliance in all material respects with all Government Rules. No additional Governmental approvals are necessary in order to carry on the business of the Borrower or its subsidiaries. Each of the Borrower and its subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

Section 4.11 Environmental Laws. The Borrower and its subsidiaries are in compliance with all applicable Environmental Laws, which noncompliance would materially and adversely affect the operations of the Borrower.

Section 4.12 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock or margin securities (within the meaning of Regulations G, T, U and X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used, directly or indirectly, to purchase or carry any margin stock or margin securities or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin securities. None of the transactions contemplated by this Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended.

Section 4.13 Investment Company Act. The Borrower is not an “investment company,” within the meaning of, or that is required to register under, the Investment Company Act of 1940, as amended, nor a company “controlled” by an “investment company,” under such act as amended, except with respect to an investment company that (i) controls the Borrower, (ii) is required to register under such act as amended and (iii) has so registered, which registration is in good standing. The Borrower is not subject to regulation under any Federal or state statute or regulation which limits its ability to incur Indebtedness.

Section 4.14 Affiliates. As of the date of this Agreement, each of JFE Steel Company and Companhia Vale do Rio Doce is the legal and beneficial owner of 50%, for an aggregate of 100%, of the outstanding interest in the Borrower, and such ownership interest is not subject to any Lien.

Section 4.15 Title to Assets. The Borrower has good and marketable title to all of its assets, subject only to the liens held by existing holders of indebtedness as disclosed in the financial statements of the Borrower.

Section 4.16 ERISA. If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

ARTICLE 5. COVENANTS

The Borrower agrees to observe the following covenants so long as any amount remains unpaid under this Agreement.

Section 5.1 Reporting Requirements. The Borrower will furnish or cause to be furnished to the Bank (a) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of each of the Borrower, (i) the consolidated balance sheet of the Borrower and its subsidiaries as of the end of such year and (ii) the related consolidated statements of income, retained earnings and cash flows of the Borrower and its subsidiaries for such year, all in accordance with generally accepted accounting principles consistently applied (“GAAP”), and audited by the Borrower’s independent certified public accountants, and if requested by the Bank, accompanied by a certificate of the President or the Chief Financial

Officer of the Borrower stating that such financial statements are presented fairly in accordance with GAAP; (b) as soon as available and in any event within sixty (60) days after the close of each of the Borrower’s quarterly periods, a copy of the Borrower’s quarterly balance sheet as of the close of such period, and statements of income and retained earnings and statement of cash flows for the period, prepared by the Borrower in accordance with GAAP, and if requested by the Bank, certified by the President or the Chief Financial Officer to have been prepared in accordance with GAAP; (c) immediately upon becoming aware of any Default or Event of Default, notice of the same; (d) promptly after the commencement thereof, notice of any action, suit or proceeding before any court of government department, commission, board, bureau, agency or instrumentality, domestic or foreign, against the Borrower which might have results which could reasonably be expected to result in a material adverse effect on the Borrower; and (e) promptly upon request by the Bank (or upon such longer period as may be reasonably necessary), such other information concerning the condition or operations, financial or otherwise, of the Borrower or any of its subsidiaries as the Bank may from time to time reasonably request.

Section 5.2 Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its subsidiaries to pay and discharge, before the same become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon or against it or its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any such subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings.

Section 5.3 Maintenance of Insurance. The Borrower will maintain, and cause each of its subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts as are currently maintained by Borrower.

Section 5.4 Preservation of Corporation’s Existence, Etc. The Borrower will preserve and maintain, and cause each of its subsidiaries to preserve and maintain, its organizational existence, rights (charter and statutory) and franchises. The Borrower agrees to maintain, renew or obtain all necessary permissions, consents, approvals, licenses and registrations required for the performance by the Borrower of its obligations under the Loan Documents.

Section 5.5 Compliance With Laws, Etc. The Borrower will comply, and cause each of its subsidiaries to comply, with the requirements of all Governmental Rules, the noncompliance with which would be reasonably likely to materially and adversely affect its ability to repay the Loan.

Section 5.6 Keeping of Books. The Borrower will keep, and cause each of its subsidiaries to keep, proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each of its subsidiaries, in accordance with generally accepted accounting principles consistently applied.

Section 5.7 Maintenance of Properties, Etc. The Borrower will maintain and preserve, and cause each of its subsidiaries to maintain and preserve, all of its properties that are used or necessary in order to conduct its business in good working order and condition, ordinary wear and tear excepted. The Borrower will not sell, contract for sale, transfer, convey, assign, lease or sublet its assets if such sale, assignment, or transfer materially and adversely affect the operations of the Borrower. At any reasonable time and from time to time, upon prior written notice by the Bank of at least five (5) business days, the Borrower will permit the Bank, and any agents or representatives thereof, to examine during normal business hours the records and books of account of, and visit the properties of, the Borrower and any of is subsidiaries and to discuss the affairs, finances and accounts of the Borrower and its subsidiaries with any of its officers or directors.

Section 5.8 Debt Pari Passu. Except for the existing indebtedness of Borrower as reflected on Borrower’s financial statements or indebtedness that rank pari passu in priority of payment with this Agreement, Borrower will not create, incur or permit to exist any Debt senior in right of payment to the indebtedness of the Borrower to the Bank under this Agreement except for (a) indebtedness owed or to be owed to the Bank, (b) debt incurred in the ordinary course of business or (c) any debt approved by the Bank.

Section 5.9 Liens and Encumbrances. The Borrower will not create, assume or permit to exist any security interest, encumbrance, mortgage or deed of trust or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower’s properties or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for any existing or new Liens which are permitted pursuant to the Senior Credit Facility and other liens up to an aggregate amount not exceeding $5,000,000 in any fiscal year.

Section 5.10 No Transfer. The Borrower will not, without the prior written consent of the Bank, permit or suffer any transfer of any interest in Borrower or any other action which effects a change in ownership, structure, management or control of Borrower, which would result in the failure of JFE Steel Corporation and/or Companhia Vale do Rio Doce to directly or indirectly own at least 50% of the outstanding shares of common stock of the Borrower.

Section 5.11 Further Assurances. The Borrower will from time to time perform any and all acts and execute any and all additional document as may be reasonably requested by Bank to give effect to the purposes of this Agreement and any Loan Document.

Section 5.12 Confidentiality of Information. Except as required by any Government Rule, or in connection with examination by any regulatory authority or external audit, the Bank shall maintain the confidentiality of all information provided by the Borrower pursuant to this Agreement and shall not disclose such information to any third party.

ARTICLE 6. EVENTS OF DEFAULT

Section 6.1 Events of Default. If any of the following events (each an “Event of Default”) occurs and is continuing:

(a) the Borrower fails to pay any principal on the Loan when due or fails to pay interest or any other amount payable by the Borrower hereunder within two (2) days of the date when due;

(b) any representation or warranty made by the Borrower (or any of their respective officers) in connection with any Loan Document proves to have been incorrect in any material respect when made;

(c) the Borrower fails to perform or observe any other term, covenant or agreement contained in any Loan Document, and such failure remains unremedied for thirty (30) days after written notice thereof has been given by the Bank;

(d) the Borrower fails to pay any Debt in excess of Five Million Dollars in the aggregate (excluding the Debt resulting from the Loan), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; any other default under any agreement or instrument relating to any such Debt, or any other event, occurs and continues after the applicable grace period, if any, specified in such agreement, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt is declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, provided, however, that such failure to pay, event or occurrence is not the subject of a bona fide dispute;

(e) the Borrower generally does not pay its debts as they become due (other than those that are the subject of bona fide disputes or accounts payable which are paid beyond the stated date due pursuant to Borrower’s general policies with respect to payments to vendors) and such debts exceed Five Million Dollars in the aggregate, admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; any proceeding is instituted by or against the Borrower seeking to adjudicate it bankrupt or insolvent, seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debts, or seeking the entry of any order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or the Borrower takes any corporate action to authorize any of the actions set forth above in this subsection (e);

(f) any judgment or order for the payment or money in excess of Five Million Dollars ($5,000,000.00) is rendered against the Borrower, and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is any period of thirty

(30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(g) JFE Steel Corporation and/or Companhia Vale do Rio Doce no longer directly or indirectly owns at least 50% of the outstanding shares of common stock of the Borrower;

then, and in any such event, the Bank may, in its sole and absolute discretion, declare the Loan, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts shall become and be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 7. MISCELLANEOUS

Section 7.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure of the Borrower therefrom, shall in any event be effective unless the same is in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.2 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered personally or sent by first-class mail or facsimile, if to the Borrower, to it at 14000 San Bernardino Ave., P.O. Fontana, CA 92335, facsimile number (909) 350-6223, Attention: Mr. Ricardo Bernardes, if to the Bank, to it at 777 S. Figueroa Street, Ste. 600, Los Angeles, CA 90017, facsimile number (213)488-3873, Attention: Manager, Business Development Group, or, as to either party, to it at such other address or facsimile number as shall be designated by such party in a written notice to the other party. All such notices and communications shall be deemed received (a) if personally delivered, upon delivery, (b) if sent by first-class mail, on the third Business Day following deposit in the mail or (c) if sent by facsimile, on the Business Day following the sending of such notice.

Section 7.3 No Waiver; Remedies. No failure on the part of the Bank or the Borrower to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other rights. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 7.4 Costs, Expenses and Taxes. The Bank shall pay its own costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement and the documents delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement and such documents. The Borrower agrees to pay on demand all costs and expenses, if any (including reasonable fees and expenses of counsel), in connection with the enforcement of this Agreement and the documents delivered hereunder.

Section 7.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank and their respective successors and assigns; provided, however, that the Borrower may not assign any of its rights and obligations under this Agreement without prior written consent of the Bank.

Section 7.6 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all obligations of the Borrower now or hereafter existing under this Agreement or the Note, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. The Bank agrees to notify the Borrower promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that the Bank may have.

Section 7.7 Borrower Identification. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow the Bank to identify such Loan Party in accordance with the Act.

Section 7.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. The Borrower hereby expressly submits to the jurisdiction of any state or federal court sitting in Los Angeles County, California, in any action arising out of or in connection with the Loan Documents.

Section 7.9 Miscellaneous. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. No provision in this Agreement that is held to be inoperable, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions hereof are hereby declared to be severable. Time is of essence of this Agreement. This Agreement contains the entire agreement of the parties with respect to the matters contemplated herein, and supersedes all prior negotiations or promises between the parties with respect thereto.

Section 7.10 Waiver of Jury Trial. To the extent permitted by law, the Borrower and the Bank hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Loan Documents or the transactions contemplated thereby.

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IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

California Steel Industries, Inc.
A Delaware Corporation

By:	/s/ Masakazu Kurushima	By:	/s/ Ricardo Bernardes
Name:	Masakazu Kurushima	Name:	Ricardo Bernardes
Title:	President and CEO	Title:	Executive Vice President and CFO

The Bank of Tokyo–Mitsubishi UFJ, Ltd.,
Los Angeles Branch

		By:	/s/ Fumitoshi Ono
		Name:	Fumitoshi Ono
		Title:	Deputy General Manager

EXHIBIT A

PROMISSORY NOTE

$40,000,000.00	DATE

For value received, the undersigned, California Steel Industries, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., a Japanese banking corporation acting through its Los Angeles Branch (the “Bank”), the principal amount of Forty Million and No/100 Dollars ($40,000,000.00) in accordance with the terms of that certain Term Loan Agreement dated as of DATE, (the “Loan Agreement”) between the Borrower and the Bank. The Borrower promises to pay interest on the unpaid principal amount of the Loan from the Closing Date until such principal amount is paid in full, at such interest rate or rates, and payable at such times, as specified in the Loan Agreement. The Borrower shall pay principal and interest in lawful money of the United States and in immediately available funds. Any amount of principal or interest that is not paid when due shall bear interest at the Alternate Rate, payable on demand. Any capitalized term not defined herein shall have the meaning given to it in the Loan Agreement.

The Bank is hereby authorized to maintain records of account, evidencing the date and amount of each advance made under the Loan Agreement, the date and amount of each payment of principal and interest, and applicable interest rates and other information with respect thereto. Such records shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure to make a notation or the inaccuracy of any notation shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Loan Agreement or any other documents, instruments, or agreements relating hereto.

This Note is the “Note” referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement contains provisions for, among other things, acceleration of the maturity hereof upon the happening of certain stated events. Except for notices required to be given by Bank pursuant to the Loan Agreement, the Borrower waives presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party. The pleading of any statute of limitations as a defense to any demand against the maker hereof is expressly waived by maker to the extent permitted by law.

EXHIBIT Copy - NOT For Execution
California Steel Industries, Inc.,
A Delaware Corporation

By:
Name:
Title: